Exhibit 99.2 August 2018 Altus Midstream Company Exhibit 99.2 August 2018 Altus Midstream Company

Disclaimer FORWARD LOOKING STATEMENTS The information in this presentation and the oral statements made in connection therewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Apache Corporation’s (“Apache”) business, operations, and future financial and operating performance and forecasts, and Kayne Anderson Acquisition Corp.’s (“KAAC”) proposed business combination transaction with a wholly owned subsidiary of Apache involving certain midstream assets currently owned by Apache (the “business combination”), KAAC’s ability to consummate the business combination, the benefits of the business combination, and KAAC’s future financial performance following the business combination, as well as KAAC’s strategy, future operations and financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this presentation, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, KAAC and Apache disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation. KAAC and Apache caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of KAAC and Apache, incident to the development, production, gathering, transportation and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, processing volumes and pipeline throughput, uncertainties related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, regulatory risks (including if KAAC were to become an investment company in the future), the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, KAAC’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements or structured or other financing arrangements, the timing of development expenditures, managing growth and integration of acquisitions, and failure to realize expected value creation from acquisitions. Should one or more of the risks or uncertainties described in this presentation and the oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact KAAC’s operations and projections can be found in its periodic filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. KAAC’s SEC filings are available publicly on the SEC’s website at www.sec.gov. NO OFFER OR SOLICITATION This presentation is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. RESERVE INFORMATION Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact Apache’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Estimated Ultimate Recoveries, or “EURs,” refers to estimates of the sum of total gross remaining proved reserves per well as of a given date and cumulative production prior to such given date for developed wells. These quantities do not necessarily constitute or represent reserves as defined by the SEC and are not intended to be representative of all anticipated future well results. USE OF PROJECTIONS This presentation contains projections for Apache and KAAC, including with respect to its EBITDA, capital expenditures and distributable cash flow. KAAC’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, have not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. In this presentation, certain of the above-mentioned projected information has been repeated for purposes of providing comparisons with historical data. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Even if the assumptions and estimates are correct, projections are inherently uncertain due to a number of factors outside KAAC’s control. Accordingly, there can be no assurance that the projected results are indicative of the future performance of KAAC after completion of the business combination or that actual results will not differ materially from those presented in the projected information. Inclusions of the projected information in this presentation should not be regarded as a representation by any person that the results contained in the projected information will be achieved. 2 Disclaimer FORWARD LOOKING STATEMENTS The information in this presentation and the oral statements made in connection therewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Apache Corporation’s (“Apache”) business, operations, and future financial and operating performance and forecasts, and Kayne Anderson Acquisition Corp.’s (“KAAC”) proposed business combination transaction with a wholly owned subsidiary of Apache involving certain midstream assets currently owned by Apache (the “business combination”), KAAC’s ability to consummate the business combination, the benefits of the business combination, and KAAC’s future financial performance following the business combination, as well as KAAC’s strategy, future operations and financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this presentation, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, KAAC and Apache disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation. KAAC and Apache caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of KAAC and Apache, incident to the development, production, gathering, transportation and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, processing volumes and pipeline throughput, uncertainties related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, regulatory risks (including if KAAC were to become an investment company in the future), the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, KAAC’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements or structured or other financing arrangements, the timing of development expenditures, managing growth and integration of acquisitions, and failure to realize expected value creation from acquisitions. Should one or more of the risks or uncertainties described in this presentation and the oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact KAAC’s operations and projections can be found in its periodic filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. KAAC’s SEC filings are available publicly on the SEC’s website at www.sec.gov. NO OFFER OR SOLICITATION This presentation is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. RESERVE INFORMATION Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact Apache’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Estimated Ultimate Recoveries, or “EURs,” refers to estimates of the sum of total gross remaining proved reserves per well as of a given date and cumulative production prior to such given date for developed wells. These quantities do not necessarily constitute or represent reserves as defined by the SEC and are not intended to be representative of all anticipated future well results. USE OF PROJECTIONS This presentation contains projections for Apache and KAAC, including with respect to its EBITDA, capital expenditures and distributable cash flow. KAAC’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, have not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. In this presentation, certain of the above-mentioned projected information has been repeated for purposes of providing comparisons with historical data. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Even if the assumptions and estimates are correct, projections are inherently uncertain due to a number of factors outside KAAC’s control. Accordingly, there can be no assurance that the projected results are indicative of the future performance of KAAC after completion of the business combination or that actual results will not differ materially from those presented in the projected information. Inclusions of the projected information in this presentation should not be regarded as a representation by any person that the results contained in the projected information will be achieved. 2

Disclaimer USE OF NON-GAAP FINANCIAL MEASURES This presentation includes non-GAAP financial measures, including EBITDA and distributable cash flow of KAAC. KAAC believes EBITDA and distributable cash flow are useful because they allow KAAC to more effectively evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to financing methods or capital structure. KAAC does not consider these non-GAAP measures in isolation or as an alternative to similar financial measures determined in accordance with GAAP. The computations of EBITDA and distributable cash flow may not be comparable to other similarly titled measures of other companies. KAAC excludes certain items from net (loss) income in arriving at EBITDA and distributable cash flow because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDA and distributable cash flow should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of operating performance. Certain items excluded from EBITDA and distributable cash flow are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA or distributable cash flow. KAAC’s presentation of EBITDA and distributable cash flow should not be construed as an inference that its results will be unaffected by unusual or non-recurring terms. INDUSTRY AND MARKET DATA This presentation has been prepared by KAAC and Apache and includes market data and other statistical information from sources believed by KAAC and Apache to be reliable, including independent industry publications, governmental publications or other published independent sources. Some data is also based on the good faith estimates of KAAC and Apache, which are derived from their review of internal sources as well as the independent sources described above. Although KAAC and Apache believe these sources are reliable, they have not independently verified the information and cannot guarantee its accuracy and completeness. TRADEMARKS AND TRADE NAMES KAAC and Apache own or have rights to various trademarks, service marks, and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks, and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names, or products in this presentation is not intended to, and does not imply, a relationship with KAAC or Apache, or an endorsement or sponsorship by or of KAAC or Apache. Solely for convenience, the trademarks, service marks, and trade names referred to in this presentation may appear without the ®, TM, or SM symbols, but such references are not intended to indicate, in any way, that KAAC or Apache will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, and trade names. “ALPINE HIGH” and are trademarks of Apache Corporation. IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS In connection with the proposed business combination, KAAC intends to file a proxy statement with the SEC. The definitive proxy statement and other relevant documents will be sent or given to the stockholders of KAAC and will contain important information about the proposed business combination and related matters. KAAC stockholders and other interested persons are advised to read, when available, the proxy statement in connection with KAAC’s solicitation of proxies for the special meeting of stockholders to be held to approve the business combination because the proxy statement will contain important information about the proposed business combination. When available, the definitive proxy statement will be mailed to KAAC stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement by directing a request to: Kayne Anderson Acquisition Corp., 811 Main Street, Suite 1400, Houston, Texas 77002, email: thart@kaynecapital.com, Attn: Terry Hart. PARTICIPANTS IN SOLICITATION KAAC, Apache and their respective directors and officers may be deemed participants in the solicitation of proxies of KAAC’s stockholders in connection with the proposed business combination. KAAC stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of KAAC in KAAC’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 27, 2018 and the proposed directors and officers of KAAC in KAAC’s preliminary proxy statement, when it becomes available. Additional information will be available in the definitive proxy statement when it becomes available. 3 Disclaimer USE OF NON-GAAP FINANCIAL MEASURES This presentation includes non-GAAP financial measures, including EBITDA and distributable cash flow of KAAC. KAAC believes EBITDA and distributable cash flow are useful because they allow KAAC to more effectively evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to financing methods or capital structure. KAAC does not consider these non-GAAP measures in isolation or as an alternative to similar financial measures determined in accordance with GAAP. The computations of EBITDA and distributable cash flow may not be comparable to other similarly titled measures of other companies. KAAC excludes certain items from net (loss) income in arriving at EBITDA and distributable cash flow because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDA and distributable cash flow should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of operating performance. Certain items excluded from EBITDA and distributable cash flow are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA or distributable cash flow. KAAC’s presentation of EBITDA and distributable cash flow should not be construed as an inference that its results will be unaffected by unusual or non-recurring terms. INDUSTRY AND MARKET DATA This presentation has been prepared by KAAC and Apache and includes market data and other statistical information from sources believed by KAAC and Apache to be reliable, including independent industry publications, governmental publications or other published independent sources. Some data is also based on the good faith estimates of KAAC and Apache, which are derived from their review of internal sources as well as the independent sources described above. Although KAAC and Apache believe these sources are reliable, they have not independently verified the information and cannot guarantee its accuracy and completeness. TRADEMARKS AND TRADE NAMES KAAC and Apache own or have rights to various trademarks, service marks, and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks, and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names, or products in this presentation is not intended to, and does not imply, a relationship with KAAC or Apache, or an endorsement or sponsorship by or of KAAC or Apache. Solely for convenience, the trademarks, service marks, and trade names referred to in this presentation may appear without the ®, TM, or SM symbols, but such references are not intended to indicate, in any way, that KAAC or Apache will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, and trade names. “ALPINE HIGH” and are trademarks of Apache Corporation. IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS In connection with the proposed business combination, KAAC intends to file a proxy statement with the SEC. The definitive proxy statement and other relevant documents will be sent or given to the stockholders of KAAC and will contain important information about the proposed business combination and related matters. KAAC stockholders and other interested persons are advised to read, when available, the proxy statement in connection with KAAC’s solicitation of proxies for the special meeting of stockholders to be held to approve the business combination because the proxy statement will contain important information about the proposed business combination. When available, the definitive proxy statement will be mailed to KAAC stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement by directing a request to: Kayne Anderson Acquisition Corp., 811 Main Street, Suite 1400, Houston, Texas 77002, email: thart@kaynecapital.com, Attn: Terry Hart. PARTICIPANTS IN SOLICITATION KAAC, Apache and their respective directors and officers may be deemed participants in the solicitation of proxies of KAAC’s stockholders in connection with the proposed business combination. KAAC stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of KAAC in KAAC’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 27, 2018 and the proposed directors and officers of KAAC in KAAC’s preliminary proxy statement, when it becomes available. Additional information will be available in the definitive proxy statement when it becomes available. 3

Introduction to Altus Midstream Company

Apache

- Leading independent E&P company with 64-year operating history and global footprint
- State of the art midstream system being built to facilitate development of Alpine High – a world-class resource play

Kayne Anderson

- Leading investor in the energy industry ($17 billion in energy investments)(1) with a 20-year track record of investing in MLPs and other midstream companies
- Formed Kayne Anderson Acquisition Corp. ("KAAC") in 2017 to target midstream opportunities

ALTUS MIDSTREAM

Overview of the Company's Assets

Gathering & Processing

- **Rich Processing:** 380 MMcf/d in service today; ~1 Bcf/d of cryos expected in service by end of 2020
- **Lean Treating / Compression:** 400 MMcf/d of lean gas treating and compression
- **Gathering Pipelines:** 123 miles in service today; over 200 miles expected in service by end of 2020
- **Residue Pipelines / Market Connections:** 55 miles in service today with 3 market connections (4 market connections expected by end of 2020)

Joint Venture Pipelines

- **Option Agreements:** Option to acquire equity interests in 5 joint venture pipelines
- **Natural Gas:** 2 long-haul pipelines (Permian to Gulf Coast)
- **NGLs:** 1 regional pipeline and 1 long-haul pipeline (Permian to Mont Belvieu)
- **Crude Oil:** 1 long-haul pipeline (Permian to Corpus Christi)

(1) As of June 30, 2018.

ALTUS MIDSTREAM 4

Transaction Overview

- KAAC has entered into an agreement with Apache Corporation to create Altus Midstream Company ("Altus", "Altus Midstream" or the "Company")(1)
  - Company will own Apache's Alpine High related midstream assets and JV pipelines
- As part of the transaction, Altus has raised $572 million through a common equity PIPE at $10 per share
  - The PIPE offering was anchored by funds and accounts managed by Kayne Anderson and other leading institutional investors including Advisory Research, Inc., Capital Research and Management Company, Cushing Asset Management, LP, Magnetar Capital, Salient Partners and Tortoise Capital Advisors, LLC
- The Company will have an equity value of ~$3.5 billion(2)
  - Apache Corporation ("APA") will receive ~$2.5 billion of common equity and will own ~71% of Altus Midstream
    - APA will have the ability to earn an additional 37.5 million shares if certain share price and operational thresholds are met(3)
- KAAC will contribute ~$920 million of cash (net of expenses), which will be retained at Altus and used to pre-fund capex
  - ~$380 million from KAAC's IPO together with the PIPE offering

(1) These defined terms collectively refer to Altus Midstream Company and Altus Midstream LP, as Altus will be structured using an Up-C format. See page 35 for additional detail.
(2) Based on $10 share price.
(3) Earn-Out Consideration consists of three separate tranches (12.5 million each) – two tranches are based on share price performance ($14.00 and $16.00) and one is based on operating performance (volumes gathered). See page 36 for more detail on the earn-out shares.

ALTUS MIDSTREAM 5

New Way to Invest in Midstream…and it’s in the Permian! Sponsor controls production & development Super-system with large contiguous acreage dedication Pure-play Permian Integrated Permian to Gulf Coast midstream value chain JV pipelines provide diversity and long term contracts C-corp structure with an alignment of interests Conservative balance sheet; self-financing 6 New Way to Invest in Midstream…and it’s in the Permian! Sponsor controls production & development Super-system with large contiguous acreage dedication Pure-play Permian Integrated Permian to Gulf Coast midstream value chain JV pipelines provide diversity and long term contracts C-corp structure with an alignment of interests Conservative balance sheet; self-financing 6

Altus Midstream Overview 7 Altus Midstream Overview 7

Investment Merits

Premier E&P Sponsor	► Independent E&P with 64-year operating history and global footprint ► Dedicated to long-term development plan for Alpine High ► Transaction achieves Apache's desire to create a fully integrated midstream company
Exposure to World-Class Resource at Alpine High	► ~340,000 contiguous net acres; multi-decade inventory of drilling locations(1) ► More than 5,000 vertical feet of stacked pay ► Alpine High expected to comprise 30-35% of Apache's total production by 2020
Unique Public Investment Opportunity	► Pure-play Permian public midstream company ► Exposure to full midstream value chain from Permian to the Gulf Coast ► Depth of upstream inventory supports decades of robust cash flow growth
Differentiated, Simplified Corporate Structure	► Clear alignment of interests (C-corp governance / no incentive distribution rights) ► No leverage at formation; no need to issue common equity ► Retaining and reinvesting cash flow in the business through 2020

(1) Acreage as of July 1, 2018.

ALTUS MIDSTREAM 8

Apache's Vision for Alpine High

- Alpine High is a multi-decade growth platform for Apache
  - Resource in place (as of October 2017) of ~3 billion barrels of oil and ~75 Tcf of gas in Barnett and Woodford formations alone
  - Apache has invested >$1.6 billion on E&P activities and >$900 million on midstream infrastructure in Alpine High through Q2 2018
  - Alpine High E&P activities projected to represent ~30% of Apache's capital budget for 2018-2020
- By the end of 2020, gross production from Alpine High is expected to approach >1 Bcf/d of wellhead gas and ~100 MBbl/d of NGLs

Apache's Alpine High Production (Net)[(1)]



(MBoe/d)
200
180
160
140
120
100
80
60
40
20
0
Alpine High % of Apache Production
2020E
30-35%
9
32
85-100
160-180
2017
Q2 2018
2019E
2020E

Alpine High is the #1 priority for Apache

(1) Based on 75% NRI, on average.

ALTUS MIDSTREAM

9

Significant Scale In the Delaware Delaware Basin Planned Processing Capacity (MMcf/d) Publicly Traded Private Midstream Companies Midstream Companies (MMcf/d) Only pure-play 1,500 Permian midstream (1) 1,380 company that is publicly traded Private Midstream Companies Catalyst JV 1,000 500 0 ETE WES EPD Altus TRGP Private Private Private Private Private Private Private Private Company #1 Company #2 Company #3 Company #4 Company #5 Company #6 Company #7 Company #8 10 Sources: Company filings and investor relations materials. (1) 1 Bcf/d of cryogenic processing capacity planned through 2020 plus 380 MMcf/d of existing MRU capacity. Significant Scale In the Delaware Delaware Basin Planned Processing Capacity (MMcf/d) Publicly Traded Private Midstream Companies Midstream Companies (MMcf/d) Only pure-play 1,500 Permian midstream (1) 1,380 company that is publicly traded Private Midstream Companies Catalyst JV 1,000 500 0 ETE WES EPD Altus TRGP Private Private Private Private Private Private Private Private Company #1 Company #2 Company #3 Company #4 Company #5 Company #6 Company #7 Company #8 10 Sources: Company filings and investor relations materials. (1) 1 Bcf/d of cryogenic processing capacity planned through 2020 plus 380 MMcf/d of existing MRU capacity.

Fully Integrated Midstream Company ► Altus is world-class midstream business – “wellhead to water” connectivity § Growing G&P business with fixed fee, market-based rates and acreage dedication contract terms • 1 Bcf/d of cryogenic processing capacity expected to be in place by the end of 2020 § Equity interests in five JV pipelines (GCX, Shin Oak, Salt Creek, EPIC and Permian Highway) (2) Large-Scale, Master-Planned G&P Buildout Long-Haul Pipelines (1) Premier, vertically integrated midstream company 11 (1) Acreage footprint depicted on map is as of July 1, 2018. (2) Does not include Permian Highway Pipeline. Fully Integrated Midstream Company ► Altus is world-class midstream business – “wellhead to water” connectivity § Growing G&P business with fixed fee, market-based rates and acreage dedication contract terms • 1 Bcf/d of cryogenic processing capacity expected to be in place by the end of 2020 § Equity interests in five JV pipelines (GCX, Shin Oak, Salt Creek, EPIC and Permian Highway) (2) Large-Scale, Master-Planned G&P Buildout Long-Haul Pipelines (1) Premier, vertically integrated midstream company 11 (1) Acreage footprint depicted on map is as of July 1, 2018. (2) Does not include Permian Highway Pipeline.

Pipeline JVs Add Size, Integration and Customer Diversity

- Altus Midstream will own options to participate in five joint venture pipelines

Nat Gas	KMI's Gulf Coast Express (15% interest in natural gas pipeline to Agua Dulce)
	KMI's Permian Highway Pipeline (up to 33% interest in natural gas pipeline to Katy / Agua Dulce)(1)
NGL	Salt Creek NGL Line (50% interest in NGL header from Alpine High to Waha)
	EPD's Shin Oak Pipeline (33% interest in long-haul NGL line to Mont Belvieu)
Crude	EPIC Crude (15% interest in crude pipeline to Corpus Christi)

- Pipelines expected to be placed in service during 2019 and 2020
  - Expect to invest ~$1.5 - $1.8 billion of capital at cost
  - Very attractive projects for Altus (~7x multiple of EBITDA, on average)

JV Pipelines expected to comprise ~50% of Altus Midstream's EBITDA by 2020

(1) Permian Highway Pipeline is a project announced by Kinder Morgan, EagleClaw and Apache in June 2018. The parties have entered into a letter of intent on this project.

ALTUS MIDSTREAM 12

Growth Profile

EBITDA



($ in millions)
Growth profile based on Alpine High G&P assets and JV pipelines
CAGR: 106%(1)
G&P
JV Pipelines
$120 - $140
$350 - $420
$500 - $600
2019E
2020E
2021E

Additional Avenues for Growth

Strategic Relationship with Apache	Third Party Growth
▶ Altus has ROFO on other midstream assets at Alpine High (crude and water) ▶ Altus has ROFO on any new long-haul pipelines / Gulf Coast assets	▶ Leverage asset footprint for additional third party volumes ▶ Third party M&A ▶ Size and scale to pursue large organic growth projects

Altus is well positioned to deliver "top-tier" growth well into the next decade

(1) Based on midpoint of guidance.

ALTUS MIDSTREAM 13

Alpine High Overview 14 Alpine High Overview 14

Alpine High: A World-Class Resource Play

Scale	
	▶ Unprecedented hydrocarbon column >5,000 feet ▶ Vertically stacked oil, rich gas, and lean gas fairways ▶ ~340,000 contiguous net acres[1] ▶ 5,000+ locations identified as of October 2017 ▶ 3 billion bbls / 75 Tcf of resource in place

Execution	
	▶ Significant ramp up in production from May 2017 midstream in-service date to 54 Mboe/d by July 2018 ▶ 2018 wells projected to be placed on production are nearly double those producing at year-end 2017 ▶ 2019 production expected to trend to the upper end of 85 to 100 Mboe/d guidance

Economics	
	▶ Highly economic rich gas play; proven oil upside ▶ Liquids uplift combined with low F&D and operating costs – strong recycle ratios

Alpine High Acreage Map[1]



Ward
Reeves
~60 miles
Jeff Davis
Pecos

(1) Acreage as of July 1, 2018.

ALTUS MIDSTREAM
15

Stacked Pay From 11 Landing Zones



High frequency, rapidly rising and falling sea level environment
Parasequences
UNCONFORMITY
Tranquil marine environment, gradually rising worldwide sea level conditions
Source Rock
3rd BONE SPRINGS
WOLFCAMP
PENNSYLVANIAN
BARNETT
WOODFORD
DEVONIAN
ORGANIC SHALE PARASEQUENCE
CARBONATE DEBRIS FLOW
ORGANIC SHALE
11 landing zones so far; >5,000 vertical feet

Woodford + Barnett + Penn	3rd Bone Springs + Wolfcamp
▶ Thick, laterally continuous deposition	▶ Higher variability with sweet spots
▶ Oil, rich gas and lean gas windows	▶ Oil and rich gas windows
▶ Minimal in-situ water	▶ Water wet rock
▶ Indigenous, organic shale	▶ Indigenous shale and migrated hydrocarbons

ALTUS MIDSTREAM 16

Superior to Established Resource Plays Alpine High SCOOP Marcellus Eagle Ford Parameter (Woodford/Barnett) (Woodford) (Rich Gas) (Condensate) TOC (weight %) 4%-10% 4%-10% 1%-5% 1%-7% Primary Mineralogy Silicate Silicate Silicate Carbonate Clay Content 10%-20% 20%-35% 20%-35% 10%-40% Total Porosity 8%-12% 4%-10% 6%-11% 4%-11% Pressure (psi) 5,000-9,000 7,700-10,500 3,500-4,200 4,875-10,000 Thickness (ft) 550-1,100 80-200 50-200 50-350 Depth (ft) 10,000-13,000 11,000-15,000 5,000-8,000 11,000-14,000 Low clay content, high porosity and thickness distinguish Alpine High from other domestic resource plays and drive favorable well economics 17 Superior to Established Resource Plays Alpine High SCOOP Marcellus Eagle Ford Parameter (Woodford/Barnett) (Woodford) (Rich Gas) (Condensate) TOC (weight %) 4%-10% 4%-10% 1%-5% 1%-7% Primary Mineralogy Silicate Silicate Silicate Carbonate Clay Content 10%-20% 20%-35% 20%-35% 10%-40% Total Porosity 8%-12% 4%-10% 6%-11% 4%-11% Pressure (psi) 5,000-9,000 7,700-10,500 3,500-4,200 4,875-10,000 Thickness (ft) 550-1,100 80-200 50-200 50-350 Depth (ft) 10,000-13,000 11,000-15,000 5,000-8,000 11,000-14,000 Low clay content, high porosity and thickness distinguish Alpine High from other domestic resource plays and drive favorable well economics 17

Measured Approach to Optimization ► Apache has taken a very methodical approach so far § Focus on delineation, not optimization § Delineation phase completion design allows isolation of geologic Delineation / variations Science • Short laterals • Light proppant volumes • Lots of room for improvement….by design ► 2018 is the first year that Apache is testing different development alternatives § Optimized completions – longer laterals and higher proppant Optimization volumes Testing § Multiple landing zones (testing up to 3 zones in the Woodford) § Spacing tests Apache believes it can substantially improve well performance via optimization 18 Measured Approach to Optimization ► Apache has taken a very methodical approach so far § Focus on delineation, not optimization § Delineation phase completion design allows isolation of geologic Delineation / variations Science • Short laterals • Light proppant volumes • Lots of room for improvement….by design ► 2018 is the first year that Apache is testing different development alternatives § Optimized completions – longer laterals and higher proppant Optimization volumes Testing § Multiple landing zones (testing up to 3 zones in the Woodford) § Spacing tests Apache believes it can substantially improve well performance via optimization 18

Alpine High: Where Do Things Stand? ► Apache has taken a long-term view to developing Alpine High with careful planning and methodical execution ► Focus on reducing costs, increasing efficiency and maximizing recovery 2014 - 2016 2016 - 2017 2018 and Beyond Formulation of concept, Transition to full field development Areal and vertical concept testing and § Further Drilling Efficiencies delineation confirmation + = § Water Recycling § Optimized completions § Section / Pad Optimization Apache is poised to transition from delineation to full-field development 19 Alpine High: Where Do Things Stand? ► Apache has taken a long-term view to developing Alpine High with careful planning and methodical execution ► Focus on reducing costs, increasing efficiency and maximizing recovery 2014 - 2016 2016 - 2017 2018 and Beyond Formulation of concept, Transition to full field development Areal and vertical concept testing and § Further Drilling Efficiencies delineation confirmation + = § Water Recycling § Optimized completions § Section / Pad Optimization Apache is poised to transition from delineation to full-field development 19

Significant Production Ramp Underway at Alpine High Key Statistics ► Averaged 8 rigs and ~2 frac crews in 2Q 2018 ► ~92 wells expected to be placed on production in 2018 § Total during 2018 is nearly double the amount placed online in 2016 and 2017 ► Net production averaged ~32 MBoe/d in 2Q 2018, up more than 20% from 1Q 2018 ► Net production increased to ~54 MBoe/d by end of July 2018 ► Guiding 2019 Alpine High volumes to the upper end of 85-100 MBoe/d range; 2018 tracking to 45 MBoe/d guidance Alpine High 2018 Wells Placed on Production 60 50 50 40 30 16 20 8 10 6 6 4 2 0 Jan Feb Mar Apr May Jun Jul - Dec (Est) 20 Significant Production Ramp Underway at Alpine High Key Statistics ► Averaged 8 rigs and ~2 frac crews in 2Q 2018 ► ~92 wells expected to be placed on production in 2018 § Total during 2018 is nearly double the amount placed online in 2016 and 2017 ► Net production averaged ~32 MBoe/d in 2Q 2018, up more than 20% from 1Q 2018 ► Net production increased to ~54 MBoe/d by end of July 2018 ► Guiding 2019 Alpine High volumes to the upper end of 85-100 MBoe/d range; 2018 tracking to 45 MBoe/d guidance Alpine High 2018 Wells Placed on Production 60 50 50 40 30 16 20 8 10 6 6 4 2 0 Jan Feb Mar Apr May Jun Jul - Dec (Est) 20

Alpine High: Attractive Economics

► Outlined below are the fully burdened economics for the rich gas wells (4,400' lateral)

Typical Well			
EUR (Bcfe)	9	-	15
Well Cost ($MM)	$4	-	$6
Product Mix			
% Oil	*3%*	-	*15%*
% NGL	*51%*	-	*56%*
Fully Burdened Economics @ $65 WTI / $3.00 HH			
BTAX NPV-10 ($MM)	$7	-	$9
BTAX IRR %	50%	-	100%
Fully Burdened Economics @ $50 WTI / $2.50 HH			
BTAX NPV-10 ($MM)	$4	-	$6
BTAX IRR %	29%	-	66%

Upper Range Well			
EUR (Bcfe)	16	-	21
Well Cost ($MM)	$4	-	$6
Product Mix			
% Oil	*0%*	-	*8%*
% NGL	*41%*	-	*54%*
Fully Burdened Economics @ $65 WTI / $3.00 HH			
BTAX NPV-10 ($MM)	$6	-	$13
BTAX IRR %	78%	-	300%
Fully Burdened Economics @ $50 WTI / $2.50 HH			
BTAX NPV-10 ($MM)	$3	-	$9
BTAX IRR %	38%	-	158%

Single Well Economic Assumptions:

- Prices: $65 WTI / $3.00 Henry Hub / NGL($/GAL) C2: $0.28, C3: $0.83, C4: $0.94, C5: $1.42
    - $50 WTI / $2.50 Henry Hub / NGL($/GAL) C2: $0.28, C3: $0.75, C4: $0.90, C5: $1.22
- Waha basis / Transport to US Gulf Coast markets = $0.50/MMbtu; midstream fee = $0.87/Mcf
- Crude basis: $2.25
- NGL yields and midstream fees assume cryogenic processing
- Economics include overhead, workover, abandonment and E&P facility burdens

ALTUS MIDSTREAM 21

Alpine High: Premium Capital Efficiency

Typical Well	Upper Range Well

Top-tier recycle ratios highlight APA's ability to generate cash and re-invest



$/BOE
30
25
20
15
10
5
-
24.78
$62.75
OIL
$24.33
NGL
$2.84
GAS
10.49
14.29
433%
recycle
ratio
3.30
Revenue
Opex
Cash Margin
F&D



30
25
20
15
10
5
-
21.16
$62.75
$21.51
$2.81
9.79
11.37
580%
recycle
ratio
1.96
Revenue
Opex
Cash Margin
F&D

Highly prolific wells and low costs result in impressive recycle ratios

Assumptions:

- Prices: $65 WTI; $3.00 Henry Hub; Waha basis ($0.50); NGL($/GAL) C2: $0.28, C3: $0.83, C4: $0.94, C5+: $1.42
- Opex includes LOE, Gathering, Transportation & Processing, and Production taxes
- F&D reflects drilling, completion, and equipping
- Recycle Ratio: Cash Margin/F&D

ALTUS MIDSTREAM 22

Recent Results Demonstrate First Steps of Optimization

Pad / Well	Description	Optimization Test	Strategic Implications	Results (gross)
Blackfoot	12-well pad	Multi-zone Pad	Increase Woodford landing zones from 2 to 3	• Recent production of 102 MMcf/d[1] and 200 Bopd • Rates still rising on clean up ~1200 Btu gas
Dogwood	6-well pad in dry gas area	Tighter Well Spacing	Reduce spacing from 925-foot to 660-foot	• Minimal-to-no interference after more than 180 days on-line • Cumed 10.9 Bcf to date • Still producing 48 MMcf/d
Fox State	3-well pad	Longer Laterals	Increased lateral lengths from 4,400' to > 7,000'	• Recent production of 19 MMcf/d and 321 Bopd • Rates still rising on clean up • ~1300 Btu gas
Mohican #201	Single well	New Landing Zone	Additional zones (Barnett)	• Currently producing 9.4 MMcf/d and 420 Bopd • Rates still rising on clean up • ~1300 Btu gas

Production data as of July 30, 2018

(1) As of August 2, 2018.

ALTUS MIDSTREAM 23

Financial Overview 24 Financial Overview 24

Financial Philosophy ► Altus Midstream’s simple structure is a key point of differentiation vs. its midstream peers § No debt at closing and undrawn revolver provide strong liquidity § No incentive distribution rights ► The Company will have ~$920 million of cash on hand at closing ► Altus expects to begin borrowing during 2019 to finance growth § Debt/EBITDA projected to be less than 3x throughout forecast ► No dividends expected through 2020 as cash flow ramps § Expect to institute a dividend during 2021 (subject to board approval) § Expect dividend policy to be similar to high quality midstream peer group ► Altus can execute on its current growth plans without issuing common equity 25 Financial Philosophy ► Altus Midstream’s simple structure is a key point of differentiation vs. its midstream peers § No debt at closing and undrawn revolver provide strong liquidity § No incentive distribution rights ► The Company will have ~$920 million of cash on hand at closing ► Altus expects to begin borrowing during 2019 to finance growth § Debt/EBITDA projected to be less than 3x throughout forecast ► No dividends expected through 2020 as cash flow ramps § Expect to institute a dividend during 2021 (subject to board approval) § Expect dividend policy to be similar to high quality midstream peer group ► Altus can execute on its current growth plans without issuing common equity 25

Financial Guidance (1) (2) Altus Midstream Gathered Volumes Altus Midstream Growth Capex (MMcf/d) ($ in millions) % Attributable to JV Pipelines 1,470 - 1,800 35% - 40% 75% - 85% 40% - 50% 0% $1,450 - $1,750 1,030 - 1,260 600 - 730 $550 - $650 $400 - $500 $260 - $320 Q4 2018E 2019E 2020E 2021E 2019E 2020E 2021E (2) Altus Midstream EBITDA Altus Midstream Revenue per Mcf ($ in millions) ($/Mcf) % Attributable to JV Pipelines 30% - 35% 40% - 45% 45% - 50% 45% - 50% 45% - 50% $0.93 $0.91 $500 - $600 $0.86 $475 - $550 $350 - $420 $0.44 $240 - $300 $0.43 $0.43 $120 - $140 2019E 2020E 2021E 2019E Q4 2019E 2020E Q4 2020E 2021E Annualized Annualized Rich Gas Lean Gas (1) Altus volume forecast through 2020 includes Apache volume assumptions consistent with Apache’s public guidance for Alpine High production (average royalty interest is 25%). 26 Altus volume expectation for Apache volume in 2021 does not represent Apache guidance. (2) Assumes exercise of all five options for JV pipelines. Financial Guidance (1) (2) Altus Midstream Gathered Volumes Altus Midstream Growth Capex (MMcf/d) ($ in millions) % Attributable to JV Pipelines 1,470 - 1,800 35% - 40% 75% - 85% 40% - 50% 0% $1,450 - $1,750 1,030 - 1,260 600 - 730 $550 - $650 $400 - $500 $260 - $320 Q4 2018E 2019E 2020E 2021E 2019E 2020E 2021E (2) Altus Midstream EBITDA Altus Midstream Revenue per Mcf ($ in millions) ($/Mcf) % Attributable to JV Pipelines 30% - 35% 40% - 45% 45% - 50% 45% - 50% 45% - 50% $0.93 $0.91 $500 - $600 $0.86 $475 - $550 $350 - $420 $0.44 $240 - $300 $0.43 $0.43 $120 - $140 2019E 2020E 2021E 2019E Q4 2019E 2020E Q4 2020E 2021E Annualized Annualized Rich Gas Lean Gas (1) Altus volume forecast through 2020 includes Apache volume assumptions consistent with Apache’s public guidance for Alpine High production (average royalty interest is 25%). 26 Altus volume expectation for Apache volume in 2021 does not represent Apache guidance. (2) Assumes exercise of all five options for JV pipelines.

Conservative Financial Plan

- Altus Midstream will have no debt at closing and is expected to have a run-rate leverage ratio of less than 3x by year-end 2020 (assuming growth capex financed with free cash flow and borrowings)
  - Pipeline JV interests provide additional financing flexibility (asset level financing)
- Expect all five JV pipelines to be in service by Q4 2020
- In 2021 and beyond, Altus expects to finance capex using free cash flow and borrowings

Illustrative Financing Plan Through 2020[(1)]

($ in millions)

Growth Capex (10/1/18 - 12/31/20)	$2,490
Less: Operating Cash Flow (10/1/18 - 12/31/20)	(390)
Externally Funded Capital (10/1/18 - 12/31/20)	$2,100
Less: Cash Balance at Transaction Close	(920)
Implied Debt / Other Borrowings	$1,180
Q4 2020 EBITDA (Annualized)	$513
Run-Rate Leverage Ratio at Year-End 2020	**2.3x**

(1) Uses midpoint of guidance ranges.

ALTUS MIDSTREAM 27

Valuation

Overview

- Distributable cash flow per share CAGR that is unrivaled by peers
  - Expect this to continue beyond guidance period
- Trades "cheaper" than peer averages on 2-year forward EV/EBITDA
  - Trades at a modest premium 1-year forward
  - Trades in line based on 2020 multiples

Calculation of Forward EV / EBITDA

Day 1 Equity Value	$3,544
Plus: Debt	--
Less: Cash	(920)
Day 1 Enterprise Value	$2,624
Plus: Externally Funded Capital (10/1/18 - 12/31/20)	2,100
Adjusted 12/31/20 Enterprise Value	$4,724
Annualized Q4 2020 EBITDA (Midpoint of Guidance)	513
Enterprise Value / 2020 Run-Rate EBITDA	**9.2x**

2019 – 2021 DCF per Share / Unit CAGR[1]



120%
100%
80%
60%
40%
20%
0%
85% - 105%
9%
Altus
Public Peers

EV / EBITDA: Altus vs. Public Peers[2]



16x
12x
8x
4x
0x
15.3x[3]
12.9x
12.2x
12.6x
9.2x
12.0x
Q4 2019 Annualized
2020
Q4 2020 Annualized[4]
Altus (Midpoint of Guidance)
Public Peers

Source: Wall Street Research. Peers include: AM, EPD, OKE, PSXP, SHLX, TRGP, WES and WMB.

(1) For C-corps, cash available for dividend per share. For MLPs, distributable cash flow attributable to LP unitholders per LP unit.
(2) Enterprise value calculations include externally financed capex. Assumes $10 share price. Metrics as of July 24, 2018.
(3) Excludes capex and EBITDA associated with Permian Highway Pipeline, as the pipeline does not contribute EBITDA in 2019.
(4) EV includes capex through Q4 2020 compared to Q4 2020 annualized EBITDA.

ALTUS MIDSTREAM 28

Appendix 29 Appendix 29

Executive Officers Brian Freed – Chief Executive Officer Ben Rodgers – Chief Financial Officer ► SVP of Midstream & Marketing at Apache ► VP & Treasurer at Apache ► Selected previous experience: ► Selected previous experience: § SVP of Western US Commercial Operations at § SVP at EIG Global Energy Partners Crestwood Midstream § VP of Commodities & Midstream, Treasurer at § VP of Business Development at Rangeland Concho Resources Energy § VP of Syndicated and Leveraged Finance at J.P. § CEO of Energy Solutions International Morgan § President & CEO of Entessa § Senior Consultant in Advisory Services at Ernst & Young ► Served with honor and distinction as a field artillery officer in the United States Army, achieving the rank of Captain 30 Executive Officers Brian Freed – Chief Executive Officer Ben Rodgers – Chief Financial Officer ► SVP of Midstream & Marketing at Apache ► VP & Treasurer at Apache ► Selected previous experience: ► Selected previous experience: § SVP of Western US Commercial Operations at § SVP at EIG Global Energy Partners Crestwood Midstream § VP of Commodities & Midstream, Treasurer at § VP of Business Development at Rangeland Concho Resources Energy § VP of Syndicated and Leveraged Finance at J.P. § CEO of Energy Solutions International Morgan § President & CEO of Entessa § Senior Consultant in Advisory Services at Ernst & Young ► Served with honor and distinction as a field artillery officer in the United States Army, achieving the rank of Captain 30

Anticipated Transaction Timeline Date Event August 8 ► Transaction announced Late August ► Preliminary Proxy Materials Filed with the SEC September / October ► SEC Review Period October ► Mail Final Proxy Materials to Shareholders November ► Hold Shareholder Vote and Close Transaction 31 Anticipated Transaction Timeline Date Event August 8 ► Transaction announced Late August ► Preliminary Proxy Materials Filed with the SEC September / October ► SEC Review Period October ► Mail Final Proxy Materials to Shareholders November ► Hold Shareholder Vote and Close Transaction 31

Forecast Key Assumptions ► Certain projected metrics throughout this presentation are based on the following assumptions: § “Effective Date” for transaction closing of September 30, 2018 (actual closing date currently expected to be in November 2018) § ~$920 million of cash and no borrowings at close § Financing plan does not include future issuances of common equity § No dividend expected to be paid through 2020 § Altus gathering and processing (“G&P”) volumes are based on (i) Apache’s public guidance for Alpine High production in 2019-2020, (ii) Altus assumptions for Apache volume in 2021, which is based on Earn-Out consideration target of ~1.57 Bcf/d and (iii) Altus assumptions around third party volumes on the system § Expect 60%-70% of volumes to be rich gas and 30%-40% to be lean gas • Rich gas at higher end of the range in 2019, trending towards lower end by 2021 § G&P EBITDA margin of 45%-55% for full year 2019, trending toward 60%-70% in 2020 and beyond § Revenue per mcf increase in 2020 vs 2019 for rich gas is primarily attributable to an incremental high pressure gathering fee which takes effect as cryogenic processing plants come online § Guidance for joint venture pipelines is based on (i) expected in-service dates and assumed option exercise dates for the five joint venture pipelines and (ii) projections for each joint venture pipeline provided by each operator, as adjusted by Altus for its contribution to each pipeline 32 Forecast Key Assumptions ► Certain projected metrics throughout this presentation are based on the following assumptions: § “Effective Date” for transaction closing of September 30, 2018 (actual closing date currently expected to be in November 2018) § ~$920 million of cash and no borrowings at close § Financing plan does not include future issuances of common equity § No dividend expected to be paid through 2020 § Altus gathering and processing (“G&P”) volumes are based on (i) Apache’s public guidance for Alpine High production in 2019-2020, (ii) Altus assumptions for Apache volume in 2021, which is based on Earn-Out consideration target of ~1.57 Bcf/d and (iii) Altus assumptions around third party volumes on the system § Expect 60%-70% of volumes to be rich gas and 30%-40% to be lean gas • Rich gas at higher end of the range in 2019, trending towards lower end by 2021 § G&P EBITDA margin of 45%-55% for full year 2019, trending toward 60%-70% in 2020 and beyond § Revenue per mcf increase in 2020 vs 2019 for rich gas is primarily attributable to an incremental high pressure gathering fee which takes effect as cryogenic processing plants come online § Guidance for joint venture pipelines is based on (i) expected in-service dates and assumed option exercise dates for the five joint venture pipelines and (ii) projections for each joint venture pipeline provided by each operator, as adjusted by Altus for its contribution to each pipeline 32

Details on Joint Venture Pipelines

	Gulf Coast Express	EPIC	Salt Creek NGL Line	Shin Oak	Permian Highway[1]
Product	Natural Gas	Crude	NGL	NGL	Natural Gas
Operator	Kinder Morgan	EPIC	Salt Creek Midstream	Enterprise Products	Kinder Morgan
Pipeline Cost	$1.75 billion	NA	$100 million	NA	$2.0 billion
Altus Option %	15%	15%	50%	33%	Up to 33%
Origin	Waha	Orla	Alpine High	Waha	Waha
Terminus	Agua Dulce	Corpus Christi	Waha	Mont Belvieu	Gulf Coast
Miles of Pipeline	447	730	NA	658	430
Pipeline Capacity	2.0 Bcf/d	590 Mb/d	445 Mb/d	550 Mb/d	2.0 Bcf/d
In-Service Date	Q4 2019	2H 2019	Q1 2019	Q2 2019	Late 2020
Other Owners	KMI, DCP, TRGP	NBL, FANG	None	EPD	KMI, EagleClaw
Contract Type	Firm Capacity	Volume-Based	Volume-Based	Volume-Based	Firm Capacity

(1) Permian Highway Pipeline is a project announced by Kinder Morgan, EagleClaw and Apache in June 2018. The parties have entered into a letter of intent on this project.

ALTUS MIDSTREAM

33

Transaction Sources & Uses / Capitalization

Sources ($ in millions)

Sources	At Close
Equity to Apache	$2,519
KAAC Cash in Trust[(1)]	380
PIPE Issuance Cash Proceeds	572
Kayne Sponsor Shares[(2)]	76
Total Sources	**$3,547**

Ownership (shares in millions)

Ownership	At Close
Public Investors	95
Apache	252
Kayne Sponsor	8
Total	**354**

Ownership	At Close (%)
Public Investors	27%
Apache	71%
Kayne Sponsor	2%
Total	**100%**

Uses ($ in millions)

Uses	At Close
Equity to Apache	$2,519
Cash to Apache	0
Cash to Altus Midstream Company	920
Kayne Sponsor Shares[(2)]	76
Estimated Fees & Expenses	33
Total Uses	**$3,547**

Capitalization at Close ($ in millions, except per share)

Capitalization at Close	
Share Price	$10.00
Shares Outstanding	354
Equity Value	**$3,544**
Less: Cash on Balance Sheet	(920)
Plus: Debt	0
Enterprise Value	**$2,624**

(1) $377 million raised in IPO and an estimated ~$3 million interest earnings since KAAC's IPO closing date.
(2) Net of 1.9 million shares transferred to APA as part of this Transaction. Includes 120,000 shares held by KAAC's current independent directors.

ALTUS MIDSTREAM 34

Up-C Structure

Commentary

- Entity will be structured using Up-C format
  - Operating assets will be held at Altus Midstream LP ("OpCo")
  - Management of OpCo and all governance will take place at Altus Midstream Company
- At closing, Apache receives an equal number of OpCo units and Class C shares in Altus Midstream Company
  - Class C shares vote as a single class with Class A share and Apache will control with its 71% voting interest
- OpCo units are exchangeable into Altus Midstream Company Class A shares[3]

Structure Chart[1]



KAAC IPO Investors
PIPE Investors
Kayne Sponsor Shares(2)
Apache Corp.
29% (Class A)
71% (Class C)
Altus Midstream Company (NASDAQ: [ ])
29%
71%
Altus Midstream LP ("OpCo")

(1) Percentages based on effective ownership of OpCo at close. Percentages include all common equity at $10/share / unit (does not include warrant and/or contingent share dilution).
(2) Includes 7.6 million Class B shares that will convert to Class A shares upon close of the Transaction (net of 1.9 million Class B shares transferred to APA as part of this Transaction).
(3) Subject to 180-day lock-up period.

ALTUS MIDSTREAM 35

Description of Earn-Out Consideration ► In addition to the 252 million shares issued to Apache at closing, Apache can potentially be issued 37.5 million additional shares in Altus if certain thresholds are met (the “Earn-Out Shares”) ► 12.5 million shares when Altus Midstream’s share price equals or exceeds $14.00 per share for any 20 trading days within a 30-trading day period within five years of closing ► 12.5 million shares when Altus Midstream’s share price equals or exceeds $16.00 per share for any 20 trading days within a 30-trading day period within five years of closing ► 12.5 million shares when, during 2021, volume from Apache’s area of dedication to Altus Midstream equals or exceeds ~574.4 Bcf (~1.57 Bcf/d) 36 Description of Earn-Out Consideration ► In addition to the 252 million shares issued to Apache at closing, Apache can potentially be issued 37.5 million additional shares in Altus if certain thresholds are met (the “Earn-Out Shares”) ► 12.5 million shares when Altus Midstream’s share price equals or exceeds $14.00 per share for any 20 trading days within a 30-trading day period within five years of closing ► 12.5 million shares when Altus Midstream’s share price equals or exceeds $16.00 per share for any 20 trading days within a 30-trading day period within five years of closing ► 12.5 million shares when, during 2021, volume from Apache’s area of dedication to Altus Midstream equals or exceeds ~574.4 Bcf (~1.57 Bcf/d) 36

Illustrative Fully Diluted Share Count and Ownership

	Illustrative Altus Midstream Company Share Price								
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
IPO Shares	37.7	37.7	37.7	37.7	37.7	37.7	37.7	37.7	37.7
Apache Shares	251.9	251.9	251.9	251.9	251.9	251.9	251.9	251.9	251.9
Apache Earn Out-Shares (stock price based)(1)	0.0	0.0	0.0	0.0	12.5	12.5	25.0	25.0	25.0
PIPE Shares	57.2	57.2	57.2	57.2	57.2	57.2	57.2	57.2	57.2
Kayne Sponsor Shares(2)	7.6	7.6	7.6	7.6	7.6	7.6	7.6	7.6	7.6
Shares from Warrant Dilution(3)	0.0	0.0	0.8	2.2	3.4	4.4	5.3	6.1	6.8
Total Fully Diluted Shares Outstanding	**354.4**	**354.4**	**355.2**	**356.6**	**370.3**	**371.3**	**384.7**	**385.5**	**386.2**
Plus: Apache Earn-Out Shares (Volume-Based)(4)	12.5	12.5	12.5	12.5	12.5	12.5	12.5	12.5	12.5
Total Including Volume-Based Earn-Out	366.9	366.9	367.7	369.1	382.8	383.8	397.2	398.0	398.7

(1) Includes 25 million Earn-Out Shares that are based on Altus Midstream's stock price ($14/share and $16/share).
(2) Includes 7.6 million Class B shares that will convert to Class A shares upon closing of the Transaction (net of 1.9 million Class B shares transferred to Apache as part of this Transaction).
(3) Warrants include 12.6 million warrants issued to purchasers in KAAC's IPO, 3.2 million warrants held by Kayne Anderson and 3.2 million warrants held by Apache. Assumed cashless exercise of warrants (treasury stock method).
(4) An additional 12.5 million shares will be granted to Apache to the extent Apache's volumes gathered by Altus Midstream Company equal or exceed ~574.4 Bcf during 2021.

ALTUS MIDSTREAM 37